CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

CyNet, Inc.
Houston, Texas

            We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 12, 1998, except for footnotes 8 and 14, which are as of July 24, 1998, relating to the consolidated financial statements of CyNet, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

            We also consent to the reference to us under the caption "Experts" in the Prospectus.


                                          BDO Seidman, LLP


Houston, Texas
August 5, 1998